Exhibit 99(c)

General Electric Capital Corporation and consolidated affiliates
Computation of Ratio of Earnings to Fixed Charges

	Years ended December 31
(Dollars in millions)	2014	2013	2012	2011	2010

Earnings (loss)(a)	$6,250	$5,723	$7,173	$8,556	$4,627
Plus:
Interest included in expense(b)	8,397	9,267	11,596	13,760	14,403
One-third of rental expense(c)	127	143	180	197	206
Adjusted "earnings"	$14,774	$15,133	$18,949	$22,513	$19,236

Fixed Charges:
Interest included in expense(b)	$8,397	$9,267	$11,596	$13,760	$14,403
Interest capitalized	23	27	26	25	39
One-third of rental expense(c)	127	143	180	197	206
Total fixed charges	$8,547	$9,437	$11,802	$13,982	$14,648

Ratio of earnings to fixed charges	1.73	1.60	1.61	1.61	1.31

(a)	Earnings (loss) before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.
(b)	Includes interest on tax deficiencies and interest on discontinued operations.
(c)	Considered to be representative of interest factor in rental expense.